Exhibit 4.3

          CERTIFICATE OF MERGER OF OCCUPATIONAL HEALTH + REHABILITATION
            INC. WITH AND INTO TELOR OPHTHALMIC PHARMACEUTICALS, INC.
                        (UNDER SECTION 251 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE)

     The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

     FIRST: That the names and states of incorporation of each of the constituent corporations of the merger are as follows:

                Name                                 State of Incorporation
                ----                                 ----------------------

Occupational Health + Rehabilitation Inc.                     Delaware
Telor Ophthalmic Pharmaceuticals, Inc.                        Delaware

     SECOND: That an Agreement and Plan of Merger ("Agreement") among the parties to the merger has been approved, adopted, certified, executed and acknowledged by Occupational Health + Rehabilitation Inc. and by Telor Ophthalmic Pharmaceuticals, Inc. in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

     THIRD: That the surviving corporation of the merger is Telor Ophthalmic Pharmaceuticals, Inc., a corporation organized under the laws of the Delaware.

     FOURTH: That the Certificate of Incorporation of Telor Ophthalmic Pharmaceuticals, Inc., as amended hereby, shall be the Certificate of Incorporation of the surviving corporation.

     FIFTH: That the executed Agreement is on file at the principal place of business of Telor Ophthalmic Pharmaceuticals, Inc., at 796 Turnpike Street, North Andover, MA 01845 and at the principal place of business of Occupational Health + Rehabilitation Inc. at 175 Derby Street, Suite 36, Hingham, MA 02043.

     SIXTH: That a copy of the Agreement will be furnished by Telor Ophthalmic Pharmaceuticals, Inc. on request and without cost, to any stockholder of Telor Ophthalmic Pharmaceuticals, Inc. or Occupational Health + Rehabilitation Inc.

     SEVENTH: That the Certificate of Incorporation of Telor Ophthalmic Pharmaceuticals, Inc. be amended such that Occupational Health + Rehabilitation Inc is the name of the surviving corporation.

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     EIGHTH: That Article Fourth, Section A of the Certificate of Incorporation
of the surviving corporation be deleted in its

entirety and replaced with the following:

     FOURTH: A. Designation and Number of Shares.

     The total number of shares of stock which the Corporation is authorized to issue is Fifteen Million (15,000,000) shares, consisting of:

     10,000,000 shares of Common Stock, par value of one-tenth of one cent ($.001) per share (the "Common Stock"); and

     5,000,000 shares of Preferred Stock, par value of one-tenth of one cent ($.001) per share (the "Preferred Stock").

     The relative powers, designations, preferences, special rights, restrictions and other matters relating to such Common Stock and Preferred Stock are as set forth below in this Article FOURTH.

     IN WITNESS WHEREOF, Telor Ophthalmic Pharmaceuticals, Inc. has caused this Certificate to be signed by John K. Herdklotz, Ph.D., its Acting President and Chief Executive Officer on the 6th day of June, 1996.

                                     TELOR OPHTHALMIC PHARMACEUTICALS, INC.

                                     By:/s/ John K Herdklotz
                                        -----------------------
                                            John K Herdklotz
                                            Acting President and Chief
                                            Executive Officer

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